NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com

NorthWestern Welcomes New Director to Board
Tony Clark, Former Commissioner, Federal Energy Regulatory Commission

Sioux Falls, S.D., Butte, MT - December 6, 2016 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that Tony Clark is joining the company’s Board of Directors. Clark is a former Commissioner with the Federal Energy Regulatory Commission (FERC) and former Chair and Commissioner of the North Dakota Public Service Commission (NDPSC). As previously announced, beginning January 3, 2017, he will become a Senior Advisor with Wilkinson Barker Knauer LLP, one of the largest law firms in the U.S. dedicated primarily to the practice of communications and energy law.
“We’re looking forward to working with Tony,” said NorthWestern’s President and CEO Bob Rowe. “He has an exceptional background in the utility industry, with 15 combined years of service as a state and federal utility regulator. His experience addressing issues critical to the future of our industry will strengthen NorthWestern’s ability to serve all of our stakeholders. Tony was a thoughtful, studious, balanced regulator. He understood the relationship between long-term customer value, operational excellence, infrastructure investment, solid corporate governance, and shareholder value. As a North Dakotan and former state regulator, he has a deep understanding of our remarkable part of the country.”
Clark recently served four years as a Commissioner with FERC, concluding his service on September 30, 2016. Prior to that, he served twelve years as a Commissioner with the NDPSC, including five years as its Chair and a term as the President of the National Association of Regulatory Utility Commissioners. Clark also has considerable experience in state government, serving as North Dakota's Commissioner of Labor and in its House of Representatives. Clark is a graduate of North Dakota State University and holds a master's degree from the University of North Dakota. He lives in Ashburn, VA, and is married with three children.
About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and natural gas to approximately 701,000 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the company's Web site at www.northwesternenergy.com.

Investor Relations Contact:
Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:
Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com